UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

December 14, 2005

Date of Report (Date of Earliest Event Reported)

AMGEN INC.

(Exact Name of Registrant as Specified in Charter)

DELAWARE	000-12477	95-3540776
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Amgen Center Drive	91320-1799
Thousand Oaks, California	(Zip Code)
(Address of Principal Executive Offices)

805-447-1000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[   ]                               Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[   ]                               Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[   ]                               Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[   ]                               Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01               Entry into a Material Definitive Agreement

Amgen Inc. (the “Company” or “Amgen”) has entered into an Agreement and Plan of Merger (the “Merger Agreement”), dated as of December 14, 2005, with Abgenix, Inc. (“Abgenix”) and Athletics Merger Sub, Inc. (“Merger Sub”), a wholly-owned subsidiary of the Company.

The Merger Agreement provides for, among other things, the merger (the “Merger”) of Merger Sub with and into Abgenix, pursuant to which each outstanding share of common stock, par value $0.0001 per share, of Abgenix (the “Abgenix Common Stock”) will be converted into the right to receive $22.50 in cash, without interest.  In addition, the Merger Agreement provides that each outstanding option to purchase shares of Abgenix Common Stock with an exercise price in excess of $30.00 and each outstanding stock purchase right issued by Abgenix will become fully vested and exercisable upon notice by Abgenix prior to the Merger and will terminate if not exercised prior to the Merger.  Each outstanding option to purchase shares of Company Common Stock with an exercise price less than or equal to $30.00 will be converted into an equivalent option to acquire shares of the common stock, par value $0.0001 per share, of the Company.  Each other right to acquire or receive shares of Abgenix Common Stock or benefits measured by the value of shares of Abgenix Common Stock and each award consisting of shares that may be held, awarded, outstanding, payable or reserved for issuance under Abgenix’s equity plans and any other Abgenix benefits plans will be deemed to be converted into the right to acquire or receive equivalent rights to receive stock or stock units under the Company’s equity plans.

The Board of Directors of the Company has unanimously approved the Merger Agreement.  The Merger Agreement contains customary representations and warranties between the Company and Merger Sub, on the one hand, and Abgenix, on the other.  The parties also have agreed to certain customary covenants and agreements, including, with respect to the operation of Abgenix’s business between signing and closing, the solicitation of proposals with respect to alternative transactions, governmental filings and approvals, public disclosure, employee benefits and similar matters.

The Merger Agreement may be terminated: (i) by mutual consent of the parties, (ii) by the Company or Abgenix if the Merger has not been completed by September 30, 2006 (the “Termination Date”), (iii) by the Company or Abgenix if the Merger is enjoined, (iv) by the Company or Abgenix upon an incurable material breach of the Merger Agreement by the other party, (v) by the Company or Abgenix if Abgenix’s stockholders fail to approve the Merger, (vi) by the Company if Abgenix’s board of directors withdraws its recommendation of the Merger, approves or recommends an alternate proposal or fails to recommend that Abgenix stockholders not tender their shares within 10 business days from commencement of a tender offer, Abgenix materially breaches its non-solicitation obligations under the Merger Agreement or Abgenix fails to hold its stockholder meeting or stockholder vote in respect of the Merger, or (vii) by Abgenix to accept a superior proposal; provided that prior to Abgenix’s termination of the Agreement to accept a superior proposal, Abgenix gives the Company five days’ prior notice and agrees to negotiate in good faith with the Company to revise the Merger Agreement in a manner that would enable the parties to proceed with their merger.  Under certain circumstances, Abgenix would be required to pay a $75,000,000 termination fee to the Company in the event of termination of the Merger Agreement.

Consummation of the Merger is subject to the satisfaction of certain customary conditions including, among others, (i) approval of the Merger by the Abgenix stockholders, (ii) receipt of required regulatory approvals, including the expiration of the applicable waiting period under the Hart-Scott Rodino Antitrust Improvements Act of 1976, as amended, and (iii) no material adverse effect having occurred in respect of Abgenix.

The foregoing description of the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Merger Agreement, which is filed as Exhibit 2.1 hereto and is incorporated herein by reference.

Item 9.01               Financial Statements and Exhibits

(d)           Exhibits

2.1                                                                                 Agreement and Plan of Merger, dated as of December 14, 2005, among Amgen Inc., Athletics Merger Sub, Inc. and Abgenix, Inc.

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMGEN, INC.

	By:	/s/ David J. Scott
David J. Scott
Senior Vice President, General Counsel and
Secretary

Date: December 14 , 2005

EXHIBIT INDEX

Exhibit No.	Description
2.1	Agreement and Plan of Merger, dated as of December 14, 2005, among Amgen Inc., Abgenix Merger Sub, Inc. and Abgenix, Inc.